Exhibit 6

This MANAGEMENT RIGHTS AGREEMENT (this “Agreement”) is entered into as of May 6, 2014, by and between Avago Technologies Limited, a company incorporated in the Republic of Singapore, (the “Company”) and Silver Lake Partners IV Cayman (AIV II), L.P., a Cayman Islands limited partnership (“Fund”).

RECITALS

A. In light of Fund’s organizational documents, Fund is intended to have and maintain the status of a “venture capital operating company” as defined in the Department of Labor Regulations, Section 25101.3-101(d) (the “Regulations”).

B. The Regulations require that a venture capital operating company must have direct contractual rights to participate substantially in or substantially influence the conduct of the management of its portfolio companies.

C. In order to induce Fund to invest in the Company, the Company has agreed to provide such rights to Fund in connection with Fund’s purchase of 2% Convertible Senior Notes due 2021 of the Company (the “Securities”) pursuant to that certain Note Purchase Agreement dated as of December 15, 2013 (the “Purchase Agreement”).

NOW, THEREFORE, the parties hereto agree that upon Fund’s purchase of the Securities, Fund will be entitled to the following contractual management rights, in addition to rights to non-public financial information, inspection rights and other rights specifically provided to Fund in connection with the current financing:

(1) Fund shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual and quarterly operating plans, at such times as the Fund may reasonably request;

(2) Fund may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential or proprietary information which the Company reasonably believes the disclosure or dissemination of which, because of the particularly sensitive or extremely confidential nature, could reasonably be expected to harm the operation, business or the prospects of the Company, need not be provided; and

(3) If Fund does not have a contractual representative on the Company’s Board of Directors, the Company shall invite a representative of Fund to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative timely copies of all notices, minutes, consents and other material that it provides to its directors. Such representative may participate in discussions of matters brought to the Board of Directors.

The rights described herein shall terminate and be of no further force or effect upon the first to occur of: (i) such time as Fund, together with its affiliates, collectively, do not own Securities, together with any ordinary shares issued upon conversion of the Securities (and based upon the then applicable conversion rate for the Securities), representing at least $100,000,000 principal amount of the Securities, (ii) the Company sells all or substantially all of its assets, (iii)

any “person” or “group” (as such terms are used in Sections 13 of the Exchange Act) becomes a “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of the Company’s capital stock entitled to vote generally in the election of directors, (iv) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding ordinary shares or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, (v) Fund irrevocably waives and terminates all of its rights under this Agreement, or (vi) Fund no longer requires the rights described herein in order to maintain its status as a “venture capital operating company.”

In the event the Fund transfers all or any portion of its investment in the Company to an Affiliated Entity (as defined in the Purchase Agreement) (or to a direct or indirect wholly-owned subsidiary of any such Affiliated Entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such Affiliated Entity shall be afforded the same rights that the Company has afforded to the Fund hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder. Fund may not otherwise transfer or assign any of its rights under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the date first above written.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Anthony E. Maslowski
	Name:	Anthony E. Maslowski
	Title:	Chief Financial Officer

[Signature Page to the Management Rights Letter]

IN WITNESS WHEREOF the parties hereto have hereby executed this Agreement as of the date first above written.

SILVER LAKE PARTNERS IV CAYMAN (AIV II), L.P.

By:	SILVER LAKE TECHNOLOGY ASSOCIATES IV CAYMAN, L.P., its general partner

By:	SILVER LAKE (OFFSHORE) AIV GP IV, LTD., its general partner

By:	/s/ Karen M. King
	Name:	Karen M. King
	Title:	Director

[Signature Page to Management Rights Agreement]